Exhibit 4.2

EXECUTION VERSION

CONTRIBUTION AND SPIN-OFF DISTRIBUTION AGREEMENT

by and between

CASTOR MARITIME INC.

and

TORO CORP.

dated as of ______________________, 2023

TABLE OF CONTENTS

		Page

ARTICLE I

DEFINITIONS AND INTERPRETATION

Section1.1	General	3
Section1.2	References; Interpretation	8

ARTICLE II

PRE-DISTRIBUTION TRANSACTIONS

Section2.1	Articles of Incorporation; By-laws	8
Section2.2	Directors	8
Section2.3	Contribution	8
Section2.4	Other Pre-Distribution Transactions	9
Section2.5	Ancillary Agreements	9
Section2.6	Intercompany Accounts	9

ARTICLE III

THE DISTRIBUTION

Section3.1	Share Dividend by Castor	10
Section3.2	Fractional Shares	10
Section3.3	Sole Discretion of Castor	11
Section3.4	Conditions to the Distribution	11

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF CASTOR; DISCLAIMER

Section4.1	Representations and Warranties	12
Section4.2	DISCLAIMER OF WARRANTIES	13

ARTICLE V

FURTHER ASSURANCES

Section5.1	Further Assurances	14

-i-

ARTICLE VI

INDEMNIFICATION

Section6.1	Release of Pre-Distribution Claims	14
Section6.2	Indemnification by Castor	15
Section6.3	Indemnification by SpinCo	15

ARTICLE VII

TERMINATION

Section7.1	Termination	15

-ii-

CONTRIBUTION AND SPIN-OFF DISTRIBUTION AGREEMENT

This CONTRIBUTION AND SPIN-OFF DISTRIBUTION AGREEMENT, dated as of _____________________, 2023 (this “Agreement”), is entered into by and between Castor Maritime Inc., a Marshall Islands corporation (“Castor”), and Toro Corp., a Marshall Islands corporation (“SpinCo”). Each of Castor and SpinCo is referred to herein as a “Party” and collectively, as the “Parties”.

W I T N E S S E T H:

WHEREAS, Castor is a global shipping company engaged in the business of acquiring, owning, chartering and operating oceangoing cargo vessels;

WHEREAS, acting through its Subsidiaries, Castor currently conducts (i) the Castor Retained Business (presently comprising dry-bulk vessels engaged in the worldwide transportation of commodities such as iron ore, coal, soybeans, etc.) and (ii) the SpinCo Business (presently comprising tanker vessels engaged in the worldwide transportation of crude oil, oil and petroleum products);

WHEREAS, upon the recommendation of a special committee of independent and disinterested directors (the “Castor Special Committee”) of the Board of Directors of Castor (the “Castor Board”), the independent and disinterested directors of the Castor Board (with Mr. Petros Panagiotidis recused from the related deliberations) have unanimously determined that it is appropriate, desirable and in the best interests of Castor and its shareholders to separate the SpinCo Business from Castor and to spin-off the SpinCo Business in the manner contemplated by this Agreement;

WHEREAS, Castor has caused SpinCo to be formed in order to facilitate such separation and spin-off and SpinCo has not engaged in activities except for activities undertaken in preparation for the Distribution;

WHEREAS, Castor owns all of the issued and outstanding common shares, $0.001 par value per share, of SpinCo (the “SpinCo Common Shares”) as of the date hereof;

WHEREAS, in order to effect such separation, it is contemplated that the Parties will enter into a series of transactions whereby (i) Castor will contribute all of the Tanker-Owning Subsidiary Shares to SpinCo as a capital contribution in exchange for the issuance of the Preferred Shares and the Distribution Shares (such transactions as they may be amended or modified from time to time, collectively, the “Contribution”), (ii) SpinCo will replace Castor as guarantor for the Term Loan Facility (such transactions as they may be amended or modified from time to time, the “Guarantee Release”), (iii) Castor shall cause the Master Management Agreement, dated as of September 1, 2020, and as amended and restated on July 28, 2022 (as amended, restated and/or supplemented from time to time, the “Existing Management Agreement”), to be terminated in respect of the Tanker-Owning Subsidiaries, and SpinCo and the Tanker-Owning Subsidiaries will enter into a new master management agreement with Castor Ships S.A., substantially identical in form to the Existing Management Agreement, for certain technical, commercial, crew management services and administrative services in respect of the Tanker Vessels and the business affairs of SpinCo (such transactions as they may be amended or modified from time to time, collectively, the “Management Arrangements”), (iv) Castor shall cause the custodial and cash pooling deed entered into between its Subsidiaries and Castor Maritime SCR Corp. (the “Castor Custodial Deed”) to be terminated in respect of the Tanker-Owning Subsidiaries, and SpinCo and the Tanker-Owning Subsidiaries will enter into a custodial and cash pooling deed, substantially identical in form to the Castor Custodial Deed, with Toro RBX Corp. (such transactions as they may be amended or modified from time to time, collectively, the “Cash Pooling Arrangements”), (v) SpinCo will adopt the form of amended and restated articles of incorporation and form of amended and restated by-laws filed with the SEC as exhibits to the Form 20-F (collectively the “Organizational Documents”, and such actions, the “Organizational Arrangements”) and (vi) Castor will cause the existing directors of SpinCo to resign from the SpinCo Board and elect the individuals identified in the Form 20-F as directors of SpinCo (the “Governance Arrangements”, and together with the Contribution, the Guarantee Release, the Management Arrangements, the Cash Pooling Arrangements and the Organizational Arrangements, the “Pre-Distribution Transactions”);

WHEREAS, it is contemplated that immediately following the consummation of the Pre-Distribution Transactions, Castor will distribute to holders of Castor Common Shares on a pro rata basis, in each case without consideration being paid by such shareholders, one SpinCo Common Share, for every ten Castor Common Shares held on the Record Date (the “Distribution”, and together with the Pre-Distribution Transactions and any other transactions contemplated by this Agreement, in each case as they may be amended or modified from time to time, the “Transactions”), which constitutes one-hundred percent (100%) of the outstanding SpinCo Common Shares;

WHEREAS, the Castor Special Committee has unanimously determined that this Agreement and the Transactions are appropriate, desirable and in the best interests of Castor and its shareholders and recommended to the Castor Board that this Agreement and the Transactions as set forth herein be approved by the Castor Board;

WHEREAS, the independent and disinterested members of the Castor Board have unanimously (i) determined that this Agreement and the Transactions are appropriate, desirable and in the best interests of Castor and its shareholders, (ii) adopted the recommendation of the Castor Special Committee for the approval of this Agreement and the Transactions as set forth herein and (iii) approved, adopted and declared advisable this Agreement and the Transactions as set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements, provisions and covenants contained in this Agreement, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATION

Section 1.1          General. As used in this Agreement, the following terms shall have the following meanings:

(1)          “Action” shall mean any demand, action, claim, suit, countersuit, arbitration, inquiry, subpoena, proceeding or investigation by or before any Governmental Entity or any arbitration or mediation tribunal.

(2)          “Affiliate” shall mean, when used with respect to a specified Person, a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such specified Person. For the purposes of this definition, “control” (including the correlative meanings of the terms “controlled by” and “under common control with”), when used with respect to any specified Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other interests, by Contract or otherwise.

(3)          “Agreement” shall have the meaning set forth in the preamble.

(4)        “Ancillary Agreements” shall mean all of the written Contracts, instruments, assignments, licenses or other arrangements (other than this Agreement) entered into in connection with the Transactions.

(5)        “Business Day” shall mean any day that is not a Saturday, a Sunday or any other day on which banks are required or authorized by Law to be closed in The City of New York.

(6)          “Cash Pooling Arrangements” shall have the meaning set forth in the recitals hereto.

(7)          “Castor” shall have the meaning set forth in the preamble.

(8)          “Castor Board” shall have the meaning set forth in the recitals hereto.

(9)          “Castor Common Shares” shall mean the issued and outstanding common shares of Castor, par value $0.001 per share.

(10)        “Castor Custodial Deed” shall have the meaning set forth in the recitals hereto.

(11)        “Castor Group” shall mean Castor and each Person (other than any member of the SpinCo Group) that is a direct or indirect Subsidiary of Castor after the Relevant Time, and each Person that becomes a Subsidiary of Castor after the Relevant Time.

(12)         “Castor Retained Business” shall mean:

(i)          the business and operations of Castor’s current dry bulk and containerships segment;

(ii)         the business and operations of Castor Maritime SCR Corp.; and

(iii)        the businesses and operations of the Persons acquired or established by or for Castor and any of its Subsidiaries after the date of this Agreement.

(13)      “Consents” shall mean any consents, waivers or approvals from, or notification requirements to, any Person other than a Governmental Entity.

(14)     “Contract” shall mean any agreement, contract, obligation, indenture, instrument, lease, promise, arrangement, release, warranty, commitment or undertaking (whether written or oral and whether express or implied).

(15)        “Contribution” shall have the meaning set forth in the recitals hereto.

(16)        “Conveyancing and Assumption Instruments” shall mean, collectively, the various Contracts and other documents (including conveyance instruments, share transfer forms, assignment and bill of sale instruments) heretofore entered into and to be entered into to effect the Contribution in the manner contemplated by this Agreement, or otherwise relating to, arising out of or resulting from the Transactions, in such form or forms as the Parties agree.

(17)        “Distribution” shall have the meaning set forth in the recitals hereto.

(18)        “Distribution Agent” shall mean Broadridge Corporate Issuer Solutions, LLC.

(19)        “Distribution Date” shall mean such date, as may be set by the Castor Board, on which the Distribution is effected.

(20)        “Distribution Shares” shall mean 9,461,009 SpinCo Common Shares.

(21)        “Existing Management Agreement” shall have the meaning set forth in the recitals hereto.

(22)      “Form 20-F” shall mean the registration statement on Form 20-F filed by SpinCo with the SEC in connection with the Distribution.

(23)        “Governance Arrangements” shall have the meaning set forth in the recitals hereto.

(24)        “Governmental Entity” shall mean any domestic or foreign governmental or regulatory authority, agency, commission, body, court or other legislative, executive or judicial governmental entity and any arbitral tribunal.

(25)        “Group” shall mean (i) with respect to Castor, the Castor Group, and (ii) with respect to SpinCo, the SpinCo Group.

(26)        “Guarantee” shall mean the Corporate Guarantee in respect of the Term Loan Facility, dated May 6, 2021, between Castor, as guarantor, and Alpha Bank S.A., as lender.

(27)        “Guarantee Release” shall have the meaning set forth in the recitals hereto.

(28)      “Law” shall mean any U.S. or non-U.S. federal, national, supranational, state, provincial, local or similar statute, law, ordinance, regulation, rule, code, income Tax treaty, stock exchange rule, order, requirement or rule of law (including common law).

(29)      “Liabilities” shall mean any and all debts, liabilities, costs, expenses, interest and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured, reserved or unreserved, or determined or determinable, including those arising under any Law, claim, demand, Action, whether asserted or unasserted, or order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Entity and those arising under any Contract or any fines, damages or equitable relief which may be imposed and including all costs and expenses related thereto.

(30)        “Management Arrangements” shall have the meaning set forth in the recitals hereto.

(31)        “NASDAQ” shall mean the NASDAQ Stock Market.

(32)        “Organizational Documents” shall have the meaning set forth in the recitals hereto.

(33)         “Organizational Arrangements” shall have the meaning set forth in the recitals hereto.

(34)         “Party” shall have the meaning set forth in the preamble.

(35)         “Pelagos” shall mean Pelagos Holdings Corp.

(36)       “Person” shall mean any natural person, firm, individual, corporation, business trust, joint venture, association, company, limited liability company, partnership or other organization or entity, whether incorporated or unincorporated, or any Governmental Entity.

(37)        “Pre-Distribution Transactions” shall have the meaning set forth in the recitals hereto.

(38)        “Preferred Shares” shall mean 140,000 Series A Preferred Shares and 40,000 Series B Preferred Shares.

(39)        “Record Date” shall mean such date as may be determined by the Castor Board as the record date for the Distribution.

(40)        “Relevant Time” shall mean 12:01 AM, New York City Time, on the Distribution Date.

(41)        “SEC” shall mean the United States Securities and Exchange Commission.

(42)        “Series A Preferred Shares” shall mean the 1.00% Series A Fixed Rate Cumulative Perpetual Convertible Preferred Shares of SpinCo, par value $0.001 per share.

(43)        “Series B Preferred Shares” shall mean the Series B Preferred Shares of SpinCo, par value $0.001 per share.

(44)        “SpinCo” shall have the meaning set forth in the preamble.

(45)        “SpinCo Board” shall have the meaning set forth in Section 2.2.

(46)        “SpinCo Business” shall mean:

(i)         the business and operations of Castor’s Aframax/LR2 tanker segment and Handysize tanker segment as described in the Form 20-F;

(ii)          the business and operations of Toro RBX Corp.; and

(iii)         the businesses and operations of the Persons acquired or established by or for SpinCo or any of its Subsidiaries after the date of this Agreement.

(47)        “SpinCo Common Shares” shall have the meaning set forth in the recitals hereto.

(48)        “SpinCo Group” shall mean SpinCo and each Person (other than any member of the Castor Group) that is a direct or indirect Subsidiary of SpinCo immediately after the Relevant Time, and each Person that becomes a Subsidiary of SpinCo after the Relevant Time.

(49)      “Subsidiary” shall mean, with respect to any Person, any corporation, partnership, joint venture, association, joint stock company, trust, unincorporated organization or other entity in which such Person, directly or indirectly (i) beneficially owns more than fifty percent (50%) of (A) the total combined voting power of all classes of voting securities of such Person, (B) the total combined equity economic interest thereof or (C) the capital or profits thereof, in the case of a partnership, or (ii) otherwise has the power to elect or direct the election of more than fifty percent (50%) of the members of the governing body of such entity or otherwise has control over such entity (e.g., as the managing partner of a partnership).

(50)        “Term Loan Facility” means the $18.0 Million Secured Term Loan Facility, dated April 27, 2021, by and among Alpha Bank S.A., as lender, and Gamora Shipping Co. and Rocket Shipping Co., as borrowers, as described in the annual report on Form 20-F filed by Castor with the Securities and Exchange Commission on March 31, 2022.

(51)        “Tanker Vessels” shall mean, collectively, the Wonder Polaris, the Wonder Sirius, the Wonder Bellatrix, the Wonder Musica, the Wonder Avior, the Wonder Vega, the Wonder Mimosa and the Wonder Formosa.

(52)         “Tanker-Owning Subsidiaries” shall mean, collectively, (i) Rocket Shipping Co., a Marshall Islands corporation, which owns the tanker vessel Wonder Polaris; (ii) Gamora Shipping Co., a Marshall Islands corporation, which owns the tanker vessel Wonder Sirius, (iii) Drax Shipping Co., a Marshall Islands corporation, which owns the tanker vessel Wonder Bellatrix, (iv) Colossus Shipping Co., a Marshall Islands corporation, which owns the tanker vessel Wonder Musica, (v) Hawkeye Shipping Co., a Marshall Islands corporation, which owns the tanker vessel Wonder Avior, (vi) Starlord Shipping Co., a Marshall Islands corporation, which owns the tanker vessel Wonder Vega, (vii) Vision Shipping Co., a Marshall Islands corporation, which owns the tanker vessel Wonder Mimosa, (viii) Xavier Shipping Co., a Marshall Islands corporation, which owns the tanker vessel Wonder Formosa, and (ix) Elektra Shipping Co., a Marshall Islands corporation, which owned the tanker vessel Wonder Arcturus, before it was sold to an unaffiliated third party pursuant to a memorandum of agreement entered into on May 9, 2022 and delivered to its new owner on July 15, 2022.

(53)         “Tanker-Owning Subsidiary Shares” shall mean all the issued and outstanding shares of the Tanker-Owning Subsidiaries.

(54)         “Transactions” shall have the meaning set forth in the recitals hereto.

(55)        “Transaction Expenses” shall mean all documented third-party, out-of-pocket costs, fees and expenses paid, incurred, or to be incurred by Castor or any of its Subsidiaries relating to the Transactions, including (i) fees and expenses of the financial, accounting, tax and legal advisors and other consultants to Castor, the Castor Board and the Castor Special Committee in connection with the Transactions, (ii) SpinCo’s SEC filing expenses, (iii) the fees of NASDAQ in connection with the application and listing of SpinCo Common Shares, (iv) the costs and expenses directly related to the mailing of the information statement to holders of Castor Common Shares and (v) the fees and expenses of the Distribution Agent in connection with the Distribution.

Section 1.2       References; Interpretation. References in this Agreement to any gender include references to all genders, and references to the singular include references to the plural and vice versa. Unless the context otherwise requires, the words “include”, “includes” and “including” when used in this Agreement shall be deemed to be followed by the phrase “without limitation”. Unless the context otherwise requires, references in this Agreement to Articles and Sections shall be deemed references to Articles and Sections of this Agreement. Unless the context otherwise requires, the words “hereof”, “hereby” and “herein” and words of similar meaning when used in this Agreement refer to this Agreement in its entirety and not to any particular Article, Section or provision of this Agreement.

ARTICLE II

PRE-DISTRIBUTION TRANSACTIONS

Section 2.1          Articles of Incorporation; By-laws.  Castor and SpinCo shall take, or cause to be taken, all necessary actions for the Organizational Documents to be adopted by SpinCo and for the Organizational Documents to be in effect on or before the Relevant Time.

Section 2.2          Directors.  Castor shall take all necessary action to cause the Board of Directors of SpinCo (the “SpinCo Board”) to consist, as of the Relevant Time, of the individuals identified in the Form 20-F as directors of SpinCo, including causing the existing directors of SpinCo to resign from the SpinCo Board, as applicable.

Section 2.3          Contribution.

(a)        Immediately prior to the Relevant Time, Castor shall contribute all of its right, title and interest in the Tanker-Owning Subsidiary Shares to SpinCo as a capital contribution.

(b)         Upon and in exchange for Castor’s capital contribution pursuant to Section 2.3(a), SpinCo shall (i) cancel all of the SpinCo Common Shares outstanding as of the date hereof, (ii) issue the Distribution Shares and 140,000 Series A Preferred Shares to Castor and grant to Castor the registration rights set forth in Annex A hereto with respect to shares issuable upon conversion of the Series A Preferred Shares in accordance with their terms, and (iii) issue 40,000 Series B Preferred Shares to Pelagos against payment by Pelagos of the par value of such shares previously advanced by Pelagos to SpinCo; and

(c)         In connection with and furtherance of, the transfer of shares contemplated by Section 2.3(a) and (b) of this Agreement, the transferring Party shall execute, or cause to be executed by the appropriate entities, on or prior to, and with effect as of the Relevant Time, the Conveyancing and Assumption Instruments, necessary to evidence the valid transfer to the applicable Party of all right, title and interest in and to the applicable shares under the applicable Laws, in such form as the Parties shall reasonably agree. The transfer of capital stock shall be effected by means of executed stock powers and notation on the stock record books of the corporation or other legal entities involved and, only to the extent required by applicable Law, by notation on public registries. The Conveyancing and Assumption Instruments shall evidence and perfect the transfers contemplated by this Agreement and shall not constitute a second conveyance of any assets or interests therein and shall be subject to the terms of this Agreement.

Section 2.4         Other Pre-Distribution Transactions. On or prior to, and with effect as of the Relevant Time, the Parties shall, and shall cause their respective Affiliates to, effect the following transactions:

(a)        Castor shall cause the Existing Management Agreement to be terminated in respect of the Tanker-Owning Subsidiaries, provided, however, that the vessel management agreements currently in effect between Castor Ships S.A. and the Tanker-Owning Subsidiaries in respect of the Tanker Vessels shall remain in effect;

(b)          SpinCo and the Tanker-Owning Subsidiaries shall enter into a new master management agreement, substantially identical in form to the Existing Management Agreement, with Castor Ships S.A.;

(c)          Castor shall cause the Castor Custodial Deed to be terminated in respect of the Tanker-Owning Subsidiaries, and shall take, or cause members of the Castor Group and the SpinCo Group to take, all necessary actions to terminate the cash pooling arrangements existing as of the date hereof between the SpinCo Group and the Castor Group;

(d)          SpinCo and the Tanker-Owning Subsidiaries shall enter into a custodial and cash pooling deed, substantially identical in form to the Castor Custodial Deed, with Toro RBX Corp., a Subsidiary of SpinCo, for certain cash pooling arrangements for the SpinCo Group;

(e)       SpinCo shall assume Castor’s obligations as guarantor of the Term Loan Facility and execute a guarantee agreement substantially in the form of the existing Guarantee, and Castor and, if applicable, SpinCo shall execute or cause to executed such other agreements and instruments with Alpha Bank S.A. as may be required to effect the Guarantee Release.

Section 2.5         Ancillary Agreements. On or prior to the Distribution Date, each of Castor and SpinCo shall enter into, and/or (where applicable) shall cause a member or members of their respective Group to enter into, the applicable Ancillary Agreements and any other Contracts reasonably necessary or appropriate in connection with the Transactions.

Section 2.6          Intercompany Accounts and Limitation of Liability.

(a)          Castor (and/or any member of the Castor Group) and SpinCo (and/or any member of the SpinCo Group), hereby terminate, effective as of the Relevant Time, any and all Contracts and intercompany Liabilities, whether or not in writing, between Castor (and/or any member of the Castor Group) and SpinCo (and/or any member of the SpinCo Group), that are effective or outstanding as of immediately prior to the Relevant Time, provided, however, that notwithstanding anything herein to the contrary, the Series A Preferred Shares, when  issued pursuant to Section 2.3(b) of this Agreement, and related registration rights, shall remain in effect. No such terminated Contract (including any provision thereof that purports to survive termination) or intercompany Liability shall be of any further force or effect from and after the Relevant Time. Each Party shall, at the reasonable request of the other Party, take, or cause to be taken, such other actions as may be necessary to effect the foregoing.

(b)          Except as set forth in Section 2.6(a) and Article VI of this Agreement, no Party or any Subsidiary thereof shall be liable to the other Party or any Subsidiary of the other Party based upon, arising out of or resulting from any Contract, Liability, arrangement, course of dealing or understanding existing on or prior to the Relevant Time and terminated pursuant to Section 2.6(a) of this Agreement (other than, for the avoidance of doubt, this Agreement (including the Annex), any Ancillary Agreement, or any other Contract entered into in connection herewith or in order to consummate the Transactions and the Series A Preferred Shares).

ARTICLE III

THE DISTRIBUTION

Section 3.1       Share Dividend by Castor.  On the Distribution Date, Castor will cause the Distribution Agent to distribute the Distribution Shares, being 100% of the outstanding SpinCo Common Shares then owned by Castor, to holders of Castor Common Shares on the Record Date, and to credit the appropriate number of such SpinCo Common Shares to book-entry accounts for each such holder of Castor Common Shares. For shareholders of Castor who own Castor Common Shares through a broker or other nominee, the SpinCo Common Shares will be credited to their respective accounts by such broker or nominee. Each holder of Castor Common Shares on the Record Date will be entitled to receive in the Distribution one SpinCo Common Share for every ten Castor Common Shares held by such shareholder. No action by any such shareholder shall be necessary for such shareholder to receive the applicable number of SpinCo Common Shares (and, if applicable, cash in lieu of any fractional shares pursuant to Section 3.2 hereof) that such shareholder is entitled to in the Distribution.

Section 3.2         Fractional Shares. Castor shareholders holding a number of Castor Common Shares, on the Record Date, which would entitle such shareholders to receive less than one whole SpinCo Common Share in the Distribution, will receive cash in lieu of fractional shares. Fractional SpinCo Common Shares will not be distributed in the Distribution nor credited to book-entry accounts. The Distribution Agent shall, as soon as practicable after the Distribution Date (a) determine the number of whole SpinCo Common Shares and fractional SpinCo Common Shares allocable to each holder of record of Castor Common Shares as of the close of business on the Record Date (or in accordance with the applicable procedures of The Depository Trust Company, to members thereof), (b) aggregate all such fractional shares into whole shares and sell the whole shares obtained thereby in open market transactions, in each case, at then prevailing trading prices on behalf of holders who would otherwise be entitled to fractional share interests, and (c) distribute to each such holder, or for the benefit of each beneficial owner, such holder or owner’s ratable share of the net proceeds of such sale, net of brokerage fees incurred in such sales and after making appropriate deductions for any amount required to be withheld for United States federal income Tax and other applicable Tax purposes. None of Castor, SpinCo or the Distribution Agent will guarantee any minimum sale price for the fractional SpinCo Common Shares. None of Castor or SpinCo will pay any interest on the proceeds from the sale of fractional shares. The Distribution Agent acting on behalf of SpinCo will have the sole discretion to select the broker-dealers through which to sell the aggregated fractional shares and to determine when, how and at what price to sell such shares. Neither the Distribution Agent nor the broker-dealers through which the aggregated fractional shares are sold will be Affiliates of Castor or SpinCo.

Section 3.3          Sole Discretion of Castor. The independent and disinterested members of the Castor Board may at any time and from time to time until the completion of the Distribution, upon the recommendation of the Special Committee, decide to abandon any or all of the Distribution or modify or change the terms of the Distribution, including by accelerating or delaying the timing of the consummation of all or part of the Distribution.

Section 3.4         Conditions to the Distribution. The Distribution is subject to the satisfaction of the following conditions or the waiver thereof by the independent and disinterested members of the Castor Board, upon the recommendation of the Special Committee:

(a)          the Special Committee, will not have withdrawn its recommendation that the Transactions be approved by the Castor Board and will not have recommended that the Castor Board abandon the Distribution or modify the terms thereof or the Relevant Time;

(b)          the independent and disinterested members of the Castor Board will not have withdrawn the Castor Board’s authorization and approval of any of the Transactions and will not have determined to abandon the Distribution or modified the terms thereof or the Relevant Time;

(c)          the Pre-Distribution Transactions will have been completed;

(d)          all material Consents required in connection with the Transactions shall have been received and be in full force and effect;

(e)          the SEC will have declared the Form 20-F effective under the Exchange Act, no stop order suspending the effectiveness of the Form 20-F will be in effect, and no proceedings for that purpose will be pending before or threatened by the SEC;

(f)           the SpinCo Common Shares to be delivered in the Distribution shall have been approved for listing on NASDAQ;

(g)          no order, injunction or decree that would prevent the consummation of the Distribution will be threatened, pending or issued (and still in effect) by any governmental entity of competent jurisdiction, no other legal restraint or prohibition preventing the consummation of the Distribution will be in effect, and no other event outside the control of Castor will have occurred or failed to occur that prevents the consummation of the Distribution; and

(h)          Castor and SpinCo will have executed and delivered this Agreement and all other Ancillary Agreements.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF CASTOR; DISCLAIMER

Section 4.1           Representations and Warranties. Castor hereby represents and warrants that:

(a)        Castor and each of the Tanker-Owning Subsidiaries has been duly formed or incorporated and is validly existing in good standing under the laws of its respective jurisdiction of formation or incorporation;

(b)       Correct and complete copies of the certificate of incorporation, articles of incorporation, by-laws, other organizational documents and all material agreements (as amended to the date of this Agreement) of each Tanker-Owning Subsidiary have been made available to SpinCo;

(c)         The execution and delivery of this Agreement and all documents, instruments and agreements required to be executed and delivered by it pursuant to this Agreement in connection with the completion of the Transactions, have been or will be duly authorized by all necessary actions by Castor and, to the extent applicable, each Tanker-Owning Subsidiary, and this Agreement has been duly executed and delivered by Castor and constitutes a legal, valid and binding obligation of Castor enforceable in accordance with its terms, except as may be limited by bankruptcy, insolvency, liquidation, reorganization, reconstruction and other similar laws of general application affecting the enforceability of remedies and rights of creditors and except that equitable remedies such as specific performance and injunction are in the discretion of a court;

(d)        The execution, delivery and performance by it of this Agreement will not conflict with or result in any violation of or constitute a breach of any of the terms or provisions of, or result in the acceleration of any obligation under, or constitute a default under any provision of: (i) the articles of association, articles of incorporation or by-laws or other organizational documents of Castor or any of the Tanker-Owning Subsidiaries; (ii) any lien, encumbrance, security interest, pledge, mortgage, charge, other claim, bond, indenture, agreement, contract, franchise license, permit or other instrument or obligation to which Castor or any of the Tanker-Owning Subsidiaries is a party or is subject or by which its assets or properties may be bound; or (iii) any applicable laws, statutes, ordinances, rules or regulations promulgated by a governmental authority, orders of a governmental authority, judicial decisions, decisions of arbitrators or determinations of any governmental authority or court;

(e)          Except as have already been obtained or that will be obtained in the ordinary course of business, no material Consent, permit, approval or authorization of, notice or declaration to or filing with any Governmental Entity or any other Person, including those related to any environmental laws or regulations, is required in connection with the execution and delivery by Castor of this Agreement or the consummation by Castor or any of the Tanker-Owning Subsidiaries of the Transactions; and

(f)        The Tanker-Owning Subsidiary Shares have been duly and validly issued, are fully paid and non-assessable and free of preemptive rights. Castor will convey to SpinCo upon its constitution thereof good and valid title to the Tanker-Owning Subsidiary Shares, which comprise all of the issued and outstanding shares in the Tanker-Owning Subsidiaries, free and clear of all mortgages, liens, security interests, covenants, options, claims, restrictions, or encumbrances of any kind, except for those arising in relation to the Term Loan Facility. There are no outstanding options, warrants or other rights to acquire any shares of capital stock or securities convertible into or exercisable for the capital stock of any Tanker-Owning Subsidiary;

Section 4.2          DISCLAIMER OF WARRANTIES. EXCEPT TO THE EXTENT PROVIDED IN THIS AGREEMENT OR IN ANY ANCILLARY AGREEMENT, THE PARTIES ACKNOWLEDGE AND AGREE THAT NONE OF THE PARTIES HAS MADE, DOES NOT MAKE, AND EACH SUCH PARTY SPECIFICALLY NEGATES AND DISCLAIMS, ANY REPRESENTATIONS, WARRANTIES, PROMISES, COVENANTS, AGREEMENTS OR GUARANTEES OF ANY KIND OR CHARACTER WHATSOEVER, WHETHER EXPRESS, IMPLIED OR STATUTORY, ORAL OR WRITTEN, PAST OR PRESENT, REGARDING (A) THE VALUE, NATURE, QUALITY OR CONDITION OF THE ASSETS OWNED BY THE TANKER-OWNING SUBSIDIARIES, INCLUDING THE ENVIRONMENTAL CONDITION OF THE ASSETS GENERALLY, INCLUDING THE PRESENCE OR LACK OF HAZARDOUS SUBSTANCES OR OTHER MATTERS ON SUCH ASSETS, (B) THE INCOME TO BE DERIVED FROM SUCH ASSETS, (C) THE SUITABILITY OF SUCH ASSETS FOR ANY AND ALL ACTIVITIES AND USES THAT MAY BE CONDUCTED THEREON OR THEREWITH, (D) THE COMPLIANCE OF OR BY SUCH ASSETS OR THEIR OPERATION WITH ANY LAWS (INCLUDING ANY ENVIRONMENTAL PROTECTION OR POLLUTION LAWS, RULES, REGULATIONS, ORDERS OR REQUIREMENTS), OR (E) THE HABITABILITY, MERCHANTABILITY, MARKETABILITY, PROFITABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF SUCH ASSETS. EXCEPT TO THE EXTENT PROVIDED IN ANY ANCILLARY AGREEMENT, EACH PARTY ACKNOWLEDGES AND AGREES THAT SUCH PARTY HAS HAD THE OPPORTUNITY TO INSPECT THE ASSETS OF THE TANKER-OWNING SUBSIDIARIES, AND SUCH PARTY IS RELYING SOLELY ON ITS OWN INVESTIGATION OF THE ASSETS OF THE TANKER-OWNING SUBSIDIARIES AND NOT ON ANY INFORMATION PROVIDED OR TO BE PROVIDED BY THE OTHER PARTY. EACH OF THE PARTIES HEREBY ACKNOWLEDGES THAT, TO THE MAXIMUM EXTENT PERMITTED BY LAW, THE ASSETS OWNED BY THE TANKER-OWNING SUBSIDIARIES, AS PROVIDED FOR HEREIN, ARE CONVEYED ON AN “AS IS,” “WHERE IS” CONDITION WITH ALL FAULTS, AND THE ASSETS OF THE TANKER-OWNING SUBSIDIARIES ARE CONVEYED SUBJECT TO ALL OF THE MATTERS CONTAINED IN THIS SECTION. EXCEPT TO THE EXTENT PROVIDED IN ANY ANCILLARY AGREEMENT, NONE OF THE PARTIES IS LIABLE OR BOUND IN ANY MANNER BY ANY VERBAL OR WRITTEN STATEMENTS, REPRESENTATIONS OR INFORMATION PERTAINING TO THE ASSETS OF THE TANKER-OWNING SUBSIDIARIES FURNISHED BY ANY AGENT, EMPLOYEE, SERVANT OR THIRD PARTY. THIS SECTION SHALL SURVIVE THE CONTRIBUTION AND CONVEYANCE OF THE TANKER-OWNING SUBSIDIARY SHARES OR THE TERMINATION OF THIS AGREEMENT. THE PROVISIONS OF THIS SECTION HAVE BEEN NEGOTIATED BY THE PARTIES AFTER DUE CONSIDERATION AND ARE INTENDED TO BE A COMPLETE EXCLUSION AND NEGATION OF ANY REPRESENTATIONS OR WARRANTIES, WHETHER EXPRESS, IMPLIED OR STATUTORY, WITH RESPECT TO THE ASSETS OF THE TANKER-OWNING SUBSIDIARIES THAT MAY ARISE PURSUANT TO ANY LAW NOW OR HEREAFTER IN EFFECT, OR OTHERWISE, EXCEPT AS SET FORTH IN THIS AGREEMENT OR ANY ANCILLARY AGREEMENT.

ARTICLE V

FURTHER ASSURANCES

Section 5.1          Further Assurances. From time to time after the date of this Agreement, and without any further consideration, the Parties agree to execute, acknowledge and deliver all such additional deeds, assignments, bills of sale, conveyances, instruments, notices, releases, acquittances and other documents, and will do all such other acts and things, all in accordance with applicable Law, as may be necessary or appropriate (a) more fully to assure that the applicable Parties own all of the properties, rights, titles, interests, estates, remedies, powers and privileges granted by this Agreement, or which are intended to be so granted, (b) more fully and effectively to vest in the applicable Parties and their respective successors and assigns beneficial and record title to the interests contributed and assigned by this Agreement or intended so to be and (c) to more fully and effectively carry out the purposes and intent of this Agreement.

ARTICLE VI

INDEMNIFICATION

Section 6.1           Release of Pre-Distribution Claims.

(a)          Effective as of the Relevant Time, and except (i) as may be expressly provided in this Agreement or any Ancillary Agreement and (ii) for any matter for which any Party is entitled to indemnification pursuant to this Article VI, each Party, for itself and each member of its respective Group, their respective Affiliates and all Persons who at any time prior to the Relevant Time were directors, officers, agents or employees of any member of its Group (in their respective capacities as such), in each case, together with their respective heirs, executors, administrators, successors and assigns, do hereby remise, release and forever discharge the other Party and the other members of such other Party’s Group, their respective Affiliates and all Persons who at any time prior to the Relevant Time were shareholders, directors, officers, agents or employees of any member of such other Party’s Group (in their respective capacities as such), in each case, together with their respective heirs, executors, administrators, successors and assigns, from any and all Liabilities whatsoever, whether at Law or in equity, whether arising under any Contract, by operation of Law or otherwise, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the Relevant Time, including in connection with all activities to implement the Distribution and any of the other transactions contemplated hereunder and under the Ancillary Agreements.

(b)          Nothing contained in Section 6.1(a) and Section 2.6 shall impair or otherwise affect any right of any Party, and as applicable, a member of the Party’s Group to enforce this Agreement, any Ancillary Agreement or any agreements, arrangements, commitments or understandings contemplated in this Agreement or any Ancillary Agreement that continue in effect after the Relevant Time. In addition, nothing contained in Section 6.1(a) shall release any Person from any Liability that the Parties may have with respect to indemnification pursuant to this Agreement. In addition, nothing contained in Section 6.1(a) shall release Castor from indemnifying any director, officer or employee of SpinCo who was a director, officer or employee of Castor or any of its Affiliates on or prior to the Relevant Time, as the case may be, to the extent such director, officer or employee is or becomes a named defendant in any Action with respect to which he or she was entitled to such indemnification pursuant to then existing obligations.

Section 6.2          Indemnification by Castor. Effective as of the Relevant Time, Castor shall indemnify the SpinCo Group for any and all obligations and other Liabilities arising from, or relating to, the operation, management or employment of the Castor Retained Business prior to, on or after the Relevant Time.

Section 6.3          Indemnification by SpinCo. Effective as of the Relevant Time, SpinCo shall indemnify the Castor Group for any and all obligations and other Liabilities arising from, or relating to, the operation, management or employment of the SpinCo Business prior to, on or after the Relevant Time.

ARTICLE VII

TERMINATION

Section 7.1        Termination. This Agreement may be terminated at any time prior to the Distribution Date by and in the sole discretion of Castor without the approval of SpinCo or the shareholders of Castor. In the event of such termination, no Party shall have any Liability of any kind to the other Party or any other Person.

ARTICLE VIII

MISCELLANEOUS

Section 8.1          Complete Agreement; Construction. This Agreement, including the Ancillary Agreements, shall constitute the entire agreement between the Parties with respect to the subject matter hereof and shall supersede all previous negotiations, commitments and writings with respect to such subject matter. No understanding, representation, promise or agreement, whether oral or written, is intended to be or shall be included in or form part of this Agreement unless it is contained in a written amendment hereto executed by the Parties in accordance with the terms of this Agreement.

Section 8.2          Amendments. This Agreement may be amended or modified only by a written agreement executed and delivered by all of the Parties. This Agreement may not be modified or amended except as provided in the immediately preceding sentence and any purported amendment by any Party or Parties effected in a manner which does not comply with this Section 8.2 shall be void, ab initio.

Section 8.3          Counterparts. This Agreement may be executed in more than one counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the Parties and delivered to the other Party.  This Agreement may be executed and delivered by electronic means, including “.pdf” or “.tiff” files, and any electronic signature shall constitute an original for all purposes.

Section 8.4          Survival of Representations and Warranties. The representations and warranties of the Parties in this Agreement, and in or under any Ancillary Agreements, will survive the completion of the Transactions regardless of any independent investigations that SpinCo may make or cause to be made, or knowledge it may have, prior to the date of this Agreement and will continue in full force and effect for a period of one (1) year from the date of this Agreement. At the end of this period, such representations and warranties will terminate, and no claim may be brought by SpinCo against Castor thereafter in respect of such representations and warranties.

Section 8.5          Costs and Expenses.

(a)          Except as otherwise provided in this Agreement or any of the Ancillary Agreements, all third-party fees, costs and expenses paid or incurred in connection with the Transactions will be paid by the Party incurring such fees or expenses, whether or not the Distribution is consummated, or as otherwise agreed by the Parties.

(b)       Notwithstanding Section 8.5(a), if the Distribution is consummated, SpinCo will reimburse Castor for the Transaction Expenses, provided that SpinCo will not reimburse Castor for any of the Transaction Expenses that were incurred or paid by any of the Subsidiaries of Castor that will become part of the SpinCo Group immediately after the Relevant Time.

Section 8.6          Notices. All notices, requests, claims, demands and other communications under this Agreement and, to the extent applicable and unless otherwise provided therein, under each of the Ancillary Agreements, shall be in English, shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by facsimile (at a facsimile number to be provided by such Party to the other Party pursuant to the notice provisions of this Section 8.6) with receipt confirmed (followed by delivery of an original via overnight courier service), by email (at an email address to be provided by such Party to the other Party pursuant to the notice provisions of this Section 8.6) or by registered or certified mail (postage prepaid, return receipt requested) to the respective Party at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 8.6):

To Castor:

Castor Maritime Inc.
223 Christodoulou Chatzipavlou Street
Hawaii Royal Gardens
3036 Limassol, Cyprus
Attention: [•]
Email: [•]

To SpinCo:

Toro Corp.
223 Christodoulou Chatzipavlou Street
Hawaii Royal Gardens
3036 Limassol, Cyprus
Attention: [•]
Email: [•]

Section 8.7       Waivers and Consents. The failure of any Party to require strict performance by the other Party of any provision in this Agreement will not waive or diminish that Party’s right to demand strict performance thereafter of that or any other provision hereof. Any consent required or permitted to be given by any Party to the other Party under this Agreement shall be in writing and signed by the Party giving such consent.

Section 8.8          Successors and Assigns. The provisions of this Agreement and the obligations and rights hereunder shall be binding upon, inure to the benefit of and be enforceable by (and against) the Parties and their respective successors and permitted transferees and assigns.

Section 8.9         Deed; Bill of Sale; Assignment. To the extent required and permitted by applicable Law, this Agreement shall also constitute a “deed,” “bill of sale” or “assignment” of the Tanker-Owning Subsidiary Shares.

Section 8.10        Subsidiaries. Each of the Parties shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by any Subsidiary of such Party.

Section 8.11      Third Party Beneficiaries. Except (i) as provided in Article VI for the release under Section 6.1 of any Person provided therein and (ii) as specifically provided in any Ancillary Agreement, this Agreement is solely for the benefit of the Parties and should not be deemed to confer upon third parties any remedy, claim, liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement.

Section 8.12        Titles and Headings. Titles and headings to sections herein are inserted for the convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

Section 8.13        Governing Law and Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the Republic of Marshall Islands, without giving effect to any conflict-of-laws or other rule that would result in the application of the laws of a different jurisdiction. Each Party hereto submits to the exclusive jurisdiction of the courts of the Republic of Marshall Islands for any and all legal actions arising out of or in connection with this Agreement.

Section 8.14     WAIVER OF JURY TRIAL. EACH OF THE PARTIES HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH OF THE PARTIES HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.14.

Section 8.15       Severability. In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby. The Parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions, the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Section 8.16       Interpretation. The Parties have participated jointly in the negotiation and drafting of this Agreement. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting or causing any instrument to be drafted.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the day and year first above written.

.	CASTOR MARITIME INC

By:
Name:
Title:

TORO CORP.

By:
Name:
Title:

ANNEX A
Registration Rights

PARTIES:	Toro Corp., a Marshall Islands corporation (the “Company”) and Castor Maritime Inc., a Marshall Islands corporation (“Castor”).
REGISTRABLE SECURITIES:
“Registrable Securities” means (i) common shares of the Company (or any other shares of a class of stock of the Company or other securities of the Company or a successor entity of the Company resulting from a merger, consolidation, exchange of shares or sale of all or substantially all of the assets of the Company) (the “Common Shares”), issued to Castor upon conversion of the Company’s Series A Fixed Rate Cumulative Perpetual Convertible Preferred Shares of the Company (or assumed by a successor of the Company) (the “Series A Shares”) and (ii) any Common Shares received by Castor in respect thereof in connection with any split or subdivision, dividend, distribution or similar transaction.
Any such Common Shares shall cease to be Registrable Securities upon the earliest to occur of: (i) such Common Shares being sold pursuant to an effective registration statement under the U.S. Securities Act of 1933, as amended (the “Securities Act”), (ii) such Common Shares being sold pursuant to Rule 144 under the Securities Act (“Rule 144”), (iii) such Common Shares becoming eligible for sale by pursuant to Rule 144 without volume or manner-of-sale restrictions and (iv) such Common Shares ceasing to be outstanding.

REGISTRATION:
Subject to Castor timely providing the Company with all information and documents reasonably requested by the Company in connection with such filings, the Company will file, as promptly as reasonably practicable, and in any event no later than 30 calendar days after a request by Castor, one or more registration statements to register Registrable Securities then held by Castor (including a plan and method of distribution as reasonably determined by the Company and Castor). Each such registration statement may also register sales of securities for the account of the Company or other holders. The Company will use its reasonable best efforts to have each such registration statement declared effective as soon as possible after such filing.

Subject to any Blackout Period, the Company will use its reasonable best efforts to keep such registration statement continuously effective until the end of the Term.

A-1

BLACKOUT PERIODS:
In the event that the Company determines in good faith that the registration or sale of Registrable Securities would reasonably be expected to materially adversely affect or materially interfere with any material financing of the Company or any material transaction under consideration by the Company or would require disclosure of information that has not been, and is not otherwise required to be, disclosed to the public, the Company shall be entitled to postpone the filing or the effectiveness of a registration statement, or suspend the availability of a registration statement and the prospectus contained therein for sales thereunder, for a period of up to 90 days.

A Blackout Period may not occur more than 3 times in any period of 12 consecutive months or last, together with any other Blackout Period, in the aggregate, more than 90 days in any period of 12 consecutive months.

EXPENSES:
All fees and expenses incident to the Company’s performance of its obligations hereunder (including all registration and filing fees) shall be borne solely by the Company. Castor shall pay all transfer taxes, if any, and the fees and expenses of its counsel, if any, relating to a sale of Registrable Securities.

TERM:
The rights and obligations hereunder shall terminate on (i) the date occurring after the seventh anniversary of the Original Issue Date of the Series A Shares on which Castor owns no Registrable Securities or (ii) if earlier, the date on which Castor owns no Series A Shares and no Registrable Securities.

GOVERNING LAW:	New York

A-2